EXHIBIT 99.A


                                   Exhibit A

                    IDENTIFICATION OF MEMBERS OF THE GROUP

LB Bond Investors LLC
LB Bond Investors II LLC
PAMI, LLC
Property Asset Management Inc.
Lehman ALI Inc.
Lehman Brothers Holding Inc.

The above entities (the "Entities") may be deemed to be a group pursuant to Rule 13d-5, although such status as a group is disclaimed by the Filing Persons.

Both LB Bond Investors LLC and LB Bond Investors II LLC are wholly owned by PAMI LLC.

PAMI LLC is wholly owned by Property Asset Management Inc.; Property Asset Management Inc. is 99.75% owned by Lehman ALI Inc., and Lehman ALI Inc. is wholly owned by Lehman Brothers Holdings Inc., a publicly held corporation.

Following the dissolution of LB/HRC Bond Investors LLC and LB/HRC Bond Investors II LLC (as described in this filing), HRC Bond Investors LLC, Columbia Pacific Growth Fund Y2K, Limited Partnership, a Washington limited partnership, Daniel R. Baty, a U.S. citizen, William E. Colson, a U.S. citizen, Norman L. Brenden, a U.S. citizen, Patrick F. Kennedy, a U.S. citizen, Thilo D. Best, a U.S. citizen and Holiday Retirement Corp., an Orgeon corporation, which had been identified in the Original 13G, 13G/A No.1, 13G/A No. 2 and 13G/A No. 3 as entities that may be deemed to be members of the group, no longer have any relationship with the Filing Persons by which they might be deemed to be a group with the Filing Persons.